Exhibit 99.1

Unilife Announces Dismissal of Shareholder Class Action Lawsuit

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York, PA (January 23, 2014) Unilife Corporation (“Unilife”) (NASDAQ: UNIS, ASX: UNS) announced today that a recent shareholder class action lawsuit against the Company and certain corporate officers in the United States District Court for the Middle District of Pennsylvania alleging violations of federal securities laws was voluntarily dismissed by the plaintiff.

The notice of voluntary dismissal was filed by the plaintiff after no additional shareholders of the Company petitioned the court to serve as lead plaintiff in the lawsuit before the December 31, 2013 deadline.

As previously reported, the class action lawsuit was always considered to be frivolous and based mainly on the meritless allegations made by a former employee of the Company.

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s broad portfolio includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, wearable injectors, intraocular delivery systems and novel delivery systems. Each of these innovative, differentiated technology platforms can be customized to address specific customer, drug and patient requirements. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, PA. For more information, please visit www.unilife.com or download the Unilife IRapp on your iPhone, iPad or Android device.

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

General: UNIS-G

Investor / PR Contacts (US):	Analyst Enquiries	Investor Contacts
(Australia)
Todd Fromer / Garth Russell	Lynn Pieper	Jeff Carter
KCSA Strategic Communications	Westwicke Partners	Unilife Corporation
P: + 1 212-682-6300	P: + 1 415-202-5678	P: + 61 2 8346 6500

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com